Term sheet No. 640AV To prospectus dated October 10, 2006, prospectus supplement dated November 13, 2006 and product supplement AV dated April 9, 2009	Registration Statement No. 333-137902 Dated April 10, 2009; Rule 433

Deutsche Bank AG, London Branch

$

Buffered Barrier Rebate Securities Linked to Gold due November 1*, 2010

General

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The securities are designed for investors who seek a return linked to the appreciation of the price of gold, up to a cap of 35%. If the Gold Price (as defined below) exceeds the Upper Barrier on any day during the observation period, a rebate of between 14.0% and 24.0% (to be determined on the Trade Date) will be paid at maturity. The first 15% of any decline in the ending Gold Price as compared to the initial Gold Price is protected. Accordingly, if the Gold Price declines by more than 15% from its initial level, investors must be willing to lose up to 85% of their investment. Investors should be willing to forgo interest payments. Any payment on the securities is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG, London Branch maturing November 1*, 2010.
•	Denominations of $1,000 (the “Face Amount“) and multiples thereof, and minimum initial investments of $1,000.
•	The securities are expected to price on or about April 27*, 2009 (the “Trade Date”) and are expected to settle three business days later on or about April 30*, 2009 (the “Settlement Date“).
•	After the Trade Date and prior to the Settlement Date we may accept additional orders for the securities and increase the aggregate Face Amount.

Key Terms

Issuer:	Deutsche Bank AG, London Branch.
Rating:

Moody’s Investors Service Ltd has assigned a rating of Aa1 and Standard & Poor’s has assigned a rating of A+ to notes, such as the securities offered hereby, issued under Deutsche Bank AG’s Global Notes Program, Series A.†

Underlying Commodity:	Gold
Issue Price:	100% of the Face Amount.
Payment at Maturity:

At maturity, you will receive a cash payment, for each $1,000 Face Amount, of $1,000 plus the Additional Amount, which may be positive or negative. In no event will the Payment at Maturity be less than zero.

Additional Amount:	The Additional Amount paid at maturity per $1,000 Face Amount will equal:

If a Barrier Event has not occurred and

•      the Ending Level is greater than or equal to the Initial Level:

$1,000 x Commodity Return

•      the Ending Level declines from the Initial Level by 15% or less:

$0

•      the Ending Level declines from the Initial Level by more than 15%:

$1,000 x (Commodity Return + Buffer Amount)

If a Barrier Event has occurred, $1,000 x Rebate

Buffer Amount:	15%
Commodity Return:	Ending Level – Initial Level Initial Level The Commodity Return may be positive or negative.
Barrier Event:	A Barrier Event occurs if, on any trading day during the Observation Period, the Gold Price is greater than the Upper Barrier.
Upper Barrier:	135% of the Initial Level.
Observation Period:	The period of trading days on which no market disruption event occurs, commencing on (and including) the Trade Date to (and including) the Final Valuation Date.
Rebate:	14.0% – 24.0%, or $140.00 – $240.00 per $1,000 Face Amount. The actual Rebate will be determined on the Trade Date.
Gold Price:

On any day, the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market on such date.

Initial Level:	The Gold Price on the Trade Date as quoted on Bloomberg page GOLDLNPM <comdty>, subject to adjustment in the event of a market disruption event or a non-trading day.
Ending Level:	The Gold Price on the Final Valuation Date, subject to adjustment in the event of a market disruption event or a non-trading day.
Trade Date:	April 27*, 2009.
Final Valuation Date:

October 27*, 2010, subject to postponement in the event of a market disruption event and as described under “Description of Securities—Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Maturity Date:

November 1*, 2010, subject to postponement in the event of a market disruption event and as described under “Description of Securities—Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Listing:	The securities will not be listed on any securities exchange.
CUSIP:	2515A0 C 84
ISIN:	US2515A0C843

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*Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date may be changed so that the stated term of the securities and the length of the Observation Period remain the same.

†A credit rating is not a recommendation to buy, sell, or hold the securities, and may be subject to revision or withdrawal at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to notes issued under Deutsche Bank AG’s Global Notes Program, Series A does not enhance, affect or address the likely performance of the securities other than the ability of the Issuer to meet its obligations.

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 8 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-5 of this term sheet.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Max. Total Discounts, Commissions and Fees(1)	Proceeds to Us
Per Security	$1,000.00	$7.50	$992.50
Total	$	$	$
(1)

For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this term sheet. The securities will be sold with varying underwriting discounts and commissions in an amount not to exceed $7.50 per $1,000.00 of securities.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. In addition, the securities are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this term sheet together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which these securities are a part, and the more detailed information contained in product supplement AV dated April 9, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement AV dated April 9, 2009:

http://www.sec.gov/Archives/edgar/data/1159508/000119312509077161/d424b21.pdf

•	Prospectus supplement dated November 13, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

What is the Payment Amount at Maturity of the Securities Assuming a Range of Performance for the Gold Price?

The following table illustrates a range of hypothetical Payments at Maturity of the securities. The “payment return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Face Amount of securities to $1,000. The hypothetical payment returns set forth below assume an Initial Level of $870.25, an Upper Barrier of $1,174.84 (135% of the Initial Level), a Buffer Amount of 15% and a Rebate of 19.0%. The actual Initial Level, Upper Barrier, and Rebate will be set on the Trade Date. The hypothetical payment returns set forth below are for illustrative purposes only and are not the actual payment returns applicable to a purchaser of the securities. The numbers appearing in the following table and examples have been rounded for ease of analysis.

		The Gold Price Does Not Exceed the Upper Barrier on any Trading Day during the Observation Period			The Gold Price Exceeds the Upper Barrier on any Trading Day during the Observation Period
Hypothetical Ending Level ($)	Commodity Return (%)	Additional Amount at Maturity ($)	Payment at Maturity ($)	Payment Return (%)	Additional Amount at Maturity ($)	Payment at Maturity ($)	Payment Return (%)
$1,740.50	100.00%	N/A	N/A	N/A	$190.00	$1,190.00	19.00%
$1,522.94	75.00%	N/A	N/A	N/A	$190.00	$1,190.00	19.00%
$1,305.38	50.00%	N/A	N/A	N/A	$190.00	$1,190.00	19.00%
$1,218.35	40.00%	N/A	N/A	N/A	$190.00	$1,190.00	19.00%
$1,174.84	35.00%	$350.00	$1,350.00	35.00%	$190.00	$1,190.00	19.00%
$1,131.33	30.00%	$300.00	$1,300.00	30.00%	$190.00	$1,190.00	19.00%
$1,087.81	25.00%	$250.00	$1,250.00	25.00%	$190.00	$1,190.00	19.00%
$1,044.33	20.00%	$200.00	$1,200.00	20.00%	$190.00	$1,190.00	19.00%
$1,000.79	15.00%	$150.00	$1,150.00	15.00%	$190.00	$1,190.00	19.00%
$ 957.28	10.00%	$100.00	$1,100.00	10.00%	$190.00	$1,190.00	19.00%
$ 870.25	0.00%	$0.00	$1,000.00	0.00%	$190.00	$1,190.00	19.00%
$ 783.23	-10.00%	$0.00	$1,000.00	0.00%	$190.00	$1,190.00	19.00%
$ 739.71	-15.00%	$0.00	$1,000.00	0.00%	$190.00	$1,190.00	19.00%
$ 696.20	-20.00%	-$50.00	$950.00	-5.00%	$190.00	$1,190.00	19.00%
$ 652.69	-25.00%	-$100.00	$900.00	-10.00%	$190.00	$1,190.00	19.00%
$ 609.18	-30.00%	-$150.00	$850.00	-15.00%	$190.00	$1,190.00	19.00%
$ 565.66	-35.00%	-$200.00	$800.00	-20.00%	$190.00	$1,190.00	19.00%
$ 522.15	-40.00%	-$250.00	$750.00	-25.00%	$190.00	$1,190.00	19.00%
$ 478.64	-45.00%	-$300.00	$700.00	-30.00%	$190.00	$1,190.00	19.00%
$ 435.13	-50.00%	-$350.00	$650.00	-35.00%	$190.00	$1,190.00	19.00%
$ 0.00	-100.00%	-$850.00	$150.00	-85.00%	$190.00	$1,190.00	19.00%

The following hypothetical examples illustrate how the Payments at Maturity set forth in the table above are calculated.

Example 1: The Gold Price increases by 25% from the Initial Level of $870.25 to an Ending Level of $1,087.81, and:

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no Barrier Event occurs. Because the Ending Level is greater than the Initial Level and no Barrier Event occurs, the investor receives a Payment at Maturity of $1,250.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + $1,000 x Commodity Return =

$1,000 + $1,000 x (25.00%) = $1,250.00

•	a Barrier Event occurs. Because a Barrier Event occurs, the investor receives a Payment at Maturity of $1,190.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x Rebate) =

$1,000 + ($1,000 x 19.0%) = $1,190.00

Example 2: The Gold Price decreases by 10% from the Initial Level of $870.25 to an Ending Level of $783.23, and:

•

no Barrier Event occurs. Because the Gold Price decreases by less than the Buffer Amount of 15% and no Barrier Event occurs, the investor receives a Payment at Maturity of $1,000.00 per $1,000 Face Amount of securities.

•	a Barrier Event occurs. Because a Barrier Event occurs, the investor receives a Payment at Maturity of $1,190.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x Rebate) =

$1,000 + ($1,000 x 19.0%) = $1,190.00

Example 3: The Gold Price decreases by 40% from the Initial Level of $870.25 to an Ending Level of $522.15, and:

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no Barrier Event occurs. Because the Gold Price decreases by more than the Buffer Amount of 15% and no Barrier Event occurs, the investor receives a Payment at Maturity of $750.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + [$1,000 x (Commodity Return + Buffer Amount)] =

$1,000 + [$1,000 x (-40.00% + 15.00%)] = $750.00

•	a Barrier Event occurs. Because a Barrier Event occurs, the investor receives a Payment at Maturity of $1,190.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x Rebate) =

$1,000 + ($1,000 x 19.0%) = $1,190.00

Example 4: The Gold Price increases by 40% from the Initial Level of $870.25 to an Ending Level of $1,218.35:

Because the Gold Price has increased by 40%, a Barrier Event has occurred, and the investor receives a Payment at Maturity of $1,190.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x Rebate) =

$1,000 + ($1,000 x 19.0%) = $1,190.00

Selected Purchase Considerations

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APPRECIATION POTENTIAL IS LIMITED — If a Barrier Event occurs, your return will be limited to a Rebate of between 14.0% and 24.0%, regardless of any positive performance of the Gold Price. The actual Rebate will be set on the Trade Date. Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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LIMITED PROTECTION AGAINST LOSS — If a Barrier Event does not occur, payment at maturity of the securities is protected against a decline in the Ending Level, as compared to the Initial Level, of up to 15% (the Buffer Amount). If a Barrier Event does not occur, and the Ending Level declines as compared to the Initial Level, for every 1% decline of the Gold Price below 15% (the Buffer Amount) of the Initial Level, you will lose an amount equal to 1% of the Face Amount of your securities. You may lose up to 85% of your investment if a Barrier Event does not occur.

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UNCERTAIN TAX CONSEQUENCES — You should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the securities are uncertain, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. Based on current law, under this treatment you should not be required to recognize taxable income prior to the maturity of your securities, other than pursuant to a sale or exchange, and your gain or loss on the securities should be long-term capital gain or loss if you hold the securities for more than one year. If, however, the Internal Revenue Service (the “IRS“) were successful in asserting an alternative treatment for the securities, the timing and/or character of income on the securities might differ materially and adversely from the description herein. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or a court will agree with the tax treatment described in this term sheet and the accompanying product supplement.

On December 7, 2007, the Department of the Treasury (“Treasury“) and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. Both U.S. and non-U.S. holders should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of investing in the securities (including possible alternative treatments and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in gold. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — If a Barrier Event does not occur, payment at maturity of the securities is protected against a decline in the Ending Level, as compared to the Initial Level, of up to 15% (the Buffer Amount). If a Barrier Event does not occur, and the Ending Level declines as compared to the Initial Level, for every 1% decline of the Gold Price below 15% (the Buffer Amount) of the Initial Level, you will lose an amount equal to 1% of the Face Amount of your securities. You may lose up to 85% of your investment if a Barrier Event does not occur.

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RETURN LINKED TO THE PERFORMANCE OF A SINGLE COMMODITY, AND THE GOLD PRICE MAY CHANGE UNPREDICTABLY — Investments linked to the prices of commodities, such as gold, are considered speculative and the prices for commodities such as gold may fluctuate significantly over short periods due to a variety of factors, including changes in supply and demand relationships; wars; political and civil upheavals; acts of terrorism; agriculture, trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; technological developments; changes in interest and exchange rates; trading activities in gold and substitute commodities and related contracts; weather; climatic events; and the occurrence of natural disasters. These factors may affect the Gold Price and the value of your securities in varying and potentially inconsistent ways. The Gold Price to which the return on the securities is linked is the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the LBMA authorized to effect such delivery. Specific factors affecting the daily fixing price of gold include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the Gold Price is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs in major gold producing nations such as South Africa, the United States and Australia, non-concurrent trading hours of gold markets and short-term changes in supply and demand because of trading activities in the gold market. It is not possible to predict the aggregate effect of all or any combination of these factors.

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RISKS RELATED TO TRADING OF COMMODITIES — The Gold Price is determined by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of gold may be adversely affected. The LBMA is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices at which commodities trade on the LBMA. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

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SINGLE COMMODITY PRICES TEND TO BE MORE VOLATILE AND MAY NOT CORRELATE WITH THE PRICES OF COMMODITIES GENERALLY — The payment at maturity on the securities is linked exclusively to the Gold Price and not to a diverse basket of commodities or a broad-based commodity index. The Gold Price may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. Because the securities are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index.

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IF A BARRIER EVENT OCCURS, YOUR ADDITIONAL AMOUNT WILL BE LIMITED TO THE REBATE, REGARDLESS OF ANY POSITIVE PERFORMANCE OF THE GOLD PRICE — If a Barrier Event occurs, your Additional Amount will be limited to the Rebate, regardless of any positive performance of the Gold Price. You will not benefit from any appreciation of the Gold Price beyond the Rebate. If a Barrier Event does not occur, your return will be limited by the Upper Barrier.

•	THE SECURITIES DO NOT PAY INTEREST — Unlike ordinary debt securities, the securities do not pay interest and do not guarantee any return of your initial investment at maturity.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES — In addition to the Gold Price during the Observation Period, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	whether the Gold Price has exceeded the Upper Barrier on any trading day during the Observation Period and, if not, whether the Gold Price is close to the Upper Barrier;

•	the expected volatility of the Gold Price;

•	the time remaining to maturity of the securities;

•	interest and yield rates in the market generally, and the volatility of those rates;

•	a variety of economic, financial, political, regulatory or judicial events that affect the Gold Price or markets generally;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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THE VALUE OF THE SECURITIES IS SUBJECT TO OUR CREDITWORTHINESS — An actual or anticipated downgrade in our credit rating will likely have an adverse effect on the market value of the securities. The payment at maturity on the securities is subject to our creditworthiness.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the payment at maturity described in this term sheet is based on the full Face Amount of your securities, the original Issue Price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Deutsche Bank (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original Issue Price, and any sale prior to the maturity date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

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THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intend to offer to purchase the securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates is willing to buy the securities.

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TRADING BY US OR OUR AFFILIATES MAY IMPAIR THE VALUE OF THE SECURITIES — We and our affiliates are active participants in the commodities markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more commodities transactions. In addition, we or one or more of our affiliates may hedge our exposure from the securities by entering into various transactions. We may adjust these hedges at any time and from time to time. Our trading and hedging activities may have an impact on the performance of the Gold Price, and may adversely affect the Commodity Return and/or may cause the Gold Price to close above the Upper Barrier. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the securities may decline.

•

WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE GOLD PRICE TO WHICH THE SECURITIES ARE LINKED OR THE MARKET VALUE OF THE SECURITIES — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, and we may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities, and the Gold Price to which the securities are linked.

•	POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE WE AND THE CALCULATION AGENT FOR THE SECURITIES, ARE THE SAME LEGAL ENTITY—

Deutsche Bank AG, London Branch is the Issuer of the securities and the calculation agent for the securities. We, as calculation agent for the securities, will determine whether there has been a Market Disruption Event. In the event of any such Market Disruption Event, we may use an alternate method to calculate the Closing Level, including the Initial Level and the Ending Level. While Deutsche Bank AG, London Branch will act in good faith and in a commercially reasonable manner in making all determinations with respect to the securities, there can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these capacities will not affect the value of the securities. Because determinations made by Deutsche Bank AG, London Branch as the calculation agent for the securities, may affect the Payment at Maturity, potential conflicts of interest may exist between Deutsche Bank AG, London Branch and you, as a holder of the securities.

•

THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment of the securities as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the securities, the timing and/or character of income thereon might differ materially and adversely from the description herein. As described above under “Certain Tax Consequences,” on December 7, 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and non-U.S. holders should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences,” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Information

The price of gold charted below is the afternoon gold fixing price per troy ounce for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market on such date.

You can obtain the price of gold at any time from the Bloomberg page “GOLDLNPM <comdty>“. The graph below illustrates the historical daily Gold Prices from April 6, 1999 to April 6, 2009. The daily Gold Price on April 6, 2009 was $870.25.

The price source for determining the Ending Level will be the Bloomberg page “GOLDLNPM <comdty>“ or any successor page. The historical levels of the Gold Price should not be taken as an indication of future performance, and no assurance can be given as to the Ending Level. We cannot give you assurance that the performance of the Gold Price will result in the return of your initial investment in excess of the Buffer Amount.

The table below illustrates the high, low and average Gold Prices for each year from 1999 to 2009. The historical levels should not be taken as an indication of future performance.

Year	Low($)	High($)	Average($)
1999	$252.80	$325.50	$278.61
2000	$263.80	$312.70	$279.13
2001	$255.95	$293.25	$271.03
2002	$276.50	$349.30	$309.55
2003	$319.90	$417.25	$363.47
2004	$375.00	$454.20	$408.93
2005	$411.10	$536.50	$444.27
2006	$513.00	$725.00	$603.77
2007	$608.40	$841.10	$695.14
2008	$712.50	$1,011.25	$871.57
2009 (through April 6, 2009)	$810.00	$989.00	$909.08

Source: Bloomberg

Supplemental Underwriting Information

Deutsche Bank Securities Inc. (“DBSI“) and Deutsche Bank Trust Company Americas, acting as agents for Deutsche Bank AG, will not receive a commission in connection with the sale of the securities. DBSI may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 Face Amount. DBSI may pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 Face Amount. Deutsche Bank AG will reimburse DBSI for such fees. See “Underwriting” in the accompanying product supplement. After the Trade Date and prior to the Settlement Date we may accept additional orders for the securities and increase the aggregate Face Amount.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to transact in securities more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement if the securities are to be issued more than three business days after the Trade Date.